                                                                     EXHIBIT 1.4

                                                                  EXECUTION COPY

            SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT


                             ELAN CORPORATION, PLC
                       ELAN INTERNATIONAL SERVICES, LTD.

                                      AND

                         TARGETED GENETICS CORPORATION

                                      AND

                         TARGETED GENETICS NEWCO, LTD.

                               TABLE OF CONTENTS

1.   DEFINITIONS...........................................................   2
2.   NEWCO'S BUSINESS......................................................  11
3.   REPRESENTATIONS AND WARRANTIES........................................  12
4.   AUTHORIZATION AND CLOSING.............................................  15
5.   CERTAIN ASSIGNMENT RIGHTS.............................................  16
6.   NON-COMPETITION.......................................................  16
7.   DIRECTORS; MANAGEMENT AND R&D COMMITTEES..............................  17
8.   THE BUSINESS PLAN AND REVIEWS.........................................  20
9.   RESEARCH AND DEVELOPMENT WORK.........................................  20
10.  INTELLECTUAL PROPERTY RIGHTS..........................................  22
11.  EXPLOITATION OF PRODUCTS OUTSIDE THE FIELD............................  25
12.  COMMERCIALIZATION.....................................................  26
13.  MANUFACTURING.........................................................  27
14.  TECHNICAL SERVICES AND ASSISTANCE.....................................  27
15.  AUDITORS, BANKERS, REGISTERED OFFICE, ACCOUNTING REFERENCE DATE.......  28
16.  REGULATORY............................................................  29
17.  TRANSFERS OF SHARES; RIGHT OF FIRST OFFER; TAG ALONG RIGHTS...........  29
18.  MATTERS REQUIRING PARTICIPANTS' APPROVAL..............................  32
19.  DISPUTES..............................................................  35
20.  SUBSEQUENT FUNDING....................................................  36
21.  TERMINATION...........................................................  36
22.  CONFIDENTIALITY.......................................................  37
23.  COSTS.................................................................  40
24.  GENERAL...............................................................  40

                                      -i-
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     THIS SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT made this 21st day of July, 1999,

     among:

     ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland, and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland ("Elan");

     ELAN INTERNATIONAL SERVICES, LTD., a private limited company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("EIS");

     TARGETED GENETICS CORPORATION, a corporation incorporated under the laws of Washington and having its principal place of business at 1100 Olive Way, Suite 100, Seattle, Washington 98101, United States of America ("TGEN"); and

     TARGETED GENETICS NEWCO, LTD., a private limited company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("Newco").

                                   RECITALS:

     A. Newco desires to issue and sell to the Participants (as defined below), and the Participants desire to purchase from Newco, for aggregate consideration of $15,000,000, apportioned between them as set forth herein, (i) 7,491 shares of Newco's common stock, par value $1.00 per share (the "Common Stock"), allocated 6,000 shares to TGEN and 1,491 shares to EIS, and (ii) 4,509 shares of Newco's preferred stock, par value $1.00 per share (the "Preferred Stock"). allocated 3,612 shares to TGEN and 897 shares to EIS.

     B. Elan is beneficially entitled to the use of certain patents which have been granted or are pending in relation to Drug Delivery Technologies (as defined below).

     C. TGEN is beneficially entitled to the use of certain patents that have been granted or are pending in relation to Gene Delivery Technologies (as defined below).

     D. As of the date hereof, Elan Pharmaceutical Technologies, a division of Elan ("EPT"), has entered into a license agreement with Newco, and TGEN has entered into a license agreement with Newco, in connection with the license to Newco of the Elan Intellectual Property and the TGEN Intellectual Property, respectively (each as defined below).

[*] OMITTED, CONFIDENTIAL MATERIAL, WHICH MATERIAL HAS BEEN SEPARATELY FILED
    WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

     E. Elan and TGEN have agreed to co-operate in the establishment and management of a business for the research, development and commercialization of the Products (as defined below).

     F. Elan and TGEN have agreed to enter into this Agreement for the purpose of recording the terms and conditions of the joint venture and of regulating their relationship with each other and certain aspects of the affairs of and their dealings with Newco.

     NOW IT IS HEREBY AGREED AS FOLLOWS:

1.   DEFINITIONS

     A. In this Agreement, the following terms shall, where not inconsistent with the context, have the following meanings respectively.

          1.1. "Affiliate" shall mean, with respect to Elan or TGEN, any corporation or entity other than Newco (and entities controlled by it) controlling, controlled by, or under the common control of Elan or TGEN, as the case may be, and, with respect to Newco, any corporation or entity under control of Newco. A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock of the other corporation or (a) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

          1.2. "Agreement" means this agreement (which expression shall be deemed to include the Recitals and the Schedules hereto).

          1.3. "Antisense" shall mean [*]

          1.4. "Base Technologies" shall mean technologies, techniques and formulations for the administration of an active agent to a mammal: (i) in formulations of the active agent with one or more substantially inert ingredients, including, without limitation, tonicity modifiers and bulking agents; or (ii) with or through devices or mechanical targeting systems or mechanical delivery systems (other than Elan's MEDIPAD(R) Drug Delivery System or devices utilizing autoinjector technology).

          1.5. "Business" shall mean the business of Newco as described in Clause 2 and as more particularly specified in the Business Plan and such other

* Confidential Treatment Requested

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business as the Participants may agree from time to time in writing should be carried on by Newco.

          1.6. "Business Plan" shall mean the business plan and program of development to be agreed by Elan and TGEN within 60 days of the Closing Date, with respect to the research, development, and Commercialization of the Products, which shall include portions relating to the Project that will constitute the "Plan" defined in the License Agreements, and which shall be reviewed and updated by Elan and TGEN on an annual basis, upon mutual written agreement in accordance with Clause 8 hereof.

          1.7. "Clinical Phase" shall mean that portion of the Project during which regulatory approval to conduct human clinical trials of one or more Products will be sought in one or more territories and clinical trials will be conducted.

          1.8. "Closing Date" shall mean the date upon which the Transaction Documents are executed and delivered by the Parties and the transactions effected thereby are closed.

          1.9. "Commercialization" shall mean the manufacture, promotion, distribution, marketing and sale of the Products .

          1.10. "Common Stock Equivalents" shall mean any options, warrants, rights or any other securities convertible, exercisable or exchangeable, in whole or in part, for or into Common Stock.

          1.11. "Control" shall mean, with respect to Base Technologies, Drug Delivery Technologies, Gene Delivery Technologies or Genes, the ability to grant a license or sublicense as contemplated herein without violating the terms of any agreement with any third party.

          1.12. "Convertible Note" shall mean that certain Convertible Promissory Note, of even date herewith, by and between TGEN and EIS.

          1.13. "Development Candidate" shall mean a TGEN Proprietary Gene, or a Gene obtained from an Independent Third Party, jointly selected by the Participants and Newco to be developed for incorporation in Products. For the avoidance of doubt, if it is subsequently determined by the Management Committee of Newco that the TGEN Proprietary Gene initially offered for development as Products is not suitable for use in a Product, TGEN shall offer an additional TGEN Proprietary Gene to the extent available, as described in Section 9.5 below, and such additional TGEN Proprietary Gene shall in that instance become the Development Candidate.

          1.14. "Development Phase" shall mean that portion of the Project during which the Platform will, as implemented for administration of the Development Candidate, be developed, improved, tested (in vitro and in animal models), and evaluated by or for Newco for therapeutic and commercial potential.

          1.15.  "Directors" shall mean, at any time, the directors of Newco.

          1.16. "Drug Delivery Technologies" shall mean formulation and/or excipient systems and technologies for delivery of a therapeutic agent to a mammal, including but not limited to [*] allowing such agent, without limitation on other features that may be sought in addition to or instead of the following, to be administered on an optimized schedule, and/or to be administered with reduced side effects, and/or to be administered with enhanced efficacy, and/or to be administered with better patient compliance, and/or to be administered in reduced dosages. Drug Delivery Technologies shall also include Elan device delivery technologies including the MEDIPAD(R) Drug Delivery System and devices utilizing autoinjector technology. Notwithstanding the foregoing, Drug Delivery Technologies shall not include Base Technologies or Gene Delivery Technologies.

          1.17.  "EIS Director" shall have the meaning set forth in Clause 7.

          1.18. "EIS Exchange Right" shall have the meaning assigned to such term in the TGEN Securities Purchase Agreement.

          1.19. "Elan Improvements" shall have the meaning assigned thereto in the Elan License Agreement.

          1.20. "Elan Intellectual Property" shall have the meaning assigned thereto in the Elan License Agreement.

          1.21. "Elan Know-How" shall have the meaning assigned thereto in the Elan License Agreement.

          1.22. "Elan License" shall have the meaning assigned thereto in the Elan License Agreement.

          1.23. "Elan License Agreement" shall mean the license agreement between Elan and Newco, of even date herewith, attached hereto as Schedule 1.

          1.24. "Elan Patents" shall have the meaning assigned thereto in the Elan License Agreement.

* Confidential Treatment Requested

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          1.25.  "Elan Program Technology" " shall have the meaning assigned thereto in the Elan License Agreement.

          1.26. "Elan Right of First Negotiation" shall have the meaning provided in Section 2.12 of the Elan License Agreement.

          1.27. "Encumbrance" shall mean any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, or other similar rights of any nature.

          1.28. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          1.29. "Feasibility Phase" shall mean the initial portion of the Project during which the Feasibility Studies will be performed by or for Newco on the Platform and potential Products.

          1.30. "Feasibility Studies" shall mean those studies described in the Research and Development Program. Each Feasibility Study will be applicable to one or more Platforms, as is indicated in the Research and Development Program.

          1.31. "Field" shall mean the research, development and Commercialization of a Platform for delivery of Genes to mammals. For avoidance of doubt, the Field shall exclude (i) cell therapy, (ii) ex vivo gene therapy,
(iii) Antisense delivery and (iv) transcutaneous and/or transdermal delivery (i.e., pertaining to delivery, onto, into and through the skin).

          1.32. "Financial Year" shall mean each year commencing on January 1 (or in the case of the first Financial Year, the date hereof) and expiring on December 31 of each year.

          1.33. "Fully Diluted Common Stock" shall mean all of the issued and outstanding Common Stock, assuming the conversion, exercise or exchange of all outstanding Common Stock Equivalents.

          1.34. "Funding Agreement" shall mean the Funding Agreement, dated as of the date hereof, among Elan, EIS and TGEN.

          1.35. "Gene" shall mean any nucleotide sequence that includes a region or regions (or gene cassette(s)) capable of coding, causing or modulating expression of a protein or other genetic element (other than directly modulating

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expression where the nucleic acid sequence is an Antisense) and includes one or more elements that can control expression of said protein(s) or other genetic element(s).

          1.36.  "Gene Delivery Technologies" shall mean [*]

          1.37. "Independent Third Party" shall mean any person other than Newco, TGEN, Elan or any of their respective Affiliates.

          1.38. "Initial Funding" shall mean the amounts contributed to Newco by the Participants pursuant to Section 4.3.1 hereof.

          1.39. "License Agreements" shall mean the Elan License Agreement and the TGEN License Agreement.

          1.40. "Licensed Technologies" shall mean, together, the Elan Intellectual Property and the TGEN Intellectual Property.

          1.41. "MEDIPAD(R) Drug Delivery System" shall mean the ambulatory continuous micro infusion device having a drug reservoir volume ranging from 3.3 to 5.0 ml. and associated technology.

          1.42. "Newco Memorandum of Association and Bye-Laws" shall mean the Memorandum of Association and By-Laws of Newco.

          1.43. "Newco Patents" shall mean any and all patents and patent applications Controlled by Newco, existing and/or pending as of the Effective Date or hereafter filed or obtained by Newco, other than Elan Patents and TGEN Patents. Newco Patents shall also include all extensions, continuations, continuations-in-part, divisionals, patents-of-additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder.

          1.44. "Newco Program Technology" shall mean all Program Technology other than Elan Program Technology and TGEN Program Technology.

          1.45. "Newco Technology" shall mean all Program Technology and all technology licensed or acquired by Newco or developed by Newco whether or not pursuant to the Research and Development Program, excluding, however, TGEN Intellectual Property and Elan Intellectual Property.

          1.46. "Participant" shall mean TGEN or Elan, as the case may be, and "Participants" shall mean both Elan and TGEN.

* Confidential Treatment Requested

          1.47. "Party" shall mean Elan, TGEN, or Newco, as the case may be, and "Parties" means all three together.

          1.48. "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or authority or other entity of whatever nature.

          1.49. "Permitted Transferee" shall mean any Affiliate or subsidiary of Elan, EIS or TGEN, to whom this Agreement may be assigned, in whole or in part, pursuant to the terms hereof or in the case of Elan/EIS, an off-balance sheet special purpose entity created by Elan or EIS.

          1.50. "Platform" shall mean the combined utilization of Drug Delivery Technologies and Gene Delivery Technologies for delivery of Genes by any route of administration

          1.51. "Product" shall mean a Gene formulated for administration to mammals, including humans, by use of a Platform.

          1.52. "Program Technology" shall mean all technology developed by or on behalf of Newco, whether by Elan, TGEN, a third party or jointly by any combination thereof, pursuant to the Research and Development Program.

          1.53. "Project" shall mean all activity as undertaken by Elan, TGEN and Newco in order to develop the Platform and Products in accordance with the Business Plan.

          1.54. "Registration Rights Agreements" shall mean the Registration Rights Agreements of even date herewith relating to securities of TGEN and Newco, respectively.

          1.55. "Regulatory Application" shall mean any regulatory application or any other application for marketing approval for a Product, which Newco will file in any country of the Territory, including any supplements or amendments thereto.

          1.56. "Regulatory Approval" shall mean the final approval to market a Product in any country of the Territory, and any other approval which is required to launch the Product in the normal course of business.

          1.57. "Research and Development Term" shall mean the period commencing on the Closing Date and continuing for a period of [*] thereafter, or as

* Confidential Treatment Requested
extended by agreement of the Participants, up to an aggregate of [*]; provided, however, that if a Participant shall be prevented by (i) events beyond the Participant's control, or (ii) by such Participant's delay or negligent act or omission, from performing its obligations under the Transaction Documents within said [*] period (or as extended), then the other Participant at its option, may extend the duration of the Research and Development Term by a term equal in length to the period during which the first Participant was unable to perform its obligations hereunder.

          1.58. "RHA" shall mean any relevant government health authority (or successor agency thereof) in any country of the Territory whose approval is necessary to market a Product in the relevant country of the Territory.

          1.59. "Securities Act" shall mean the Securities Act of 1933, as amended.

          1.60. "Shares" shall mean the shares of Common Stock and Preferred Stock of Newco.

          1.61. "Stockholder" shall mean any of EIS, TGEN, any Permitted Transferee or any other Person who subsequently becomes bound by this Agreement as a holder of the Shares, and "Stockholders" refers to all of the Stockholders.

          1.62. "Subsequent Funding" shall have the meaning given to such term in the Funding Agreement.

          1.63. "Subsidiary" shall mean any company that is a subsidiary of Newco within the meaning of applicable laws.

          1.64. "Technological Competitor of Elan" shall mean any entity which has a significant program for the development of Drug Delivery Technology and which is active in promoting and contracting the use of such Drug Delivery Technology to third parties, a listing of which is contained on Schedule 3 hereto, and as such list may be supplemented by Elan from time to time with the consent of TGEN, which consent shall not be unreasonably withheld if the proposed additions are within the parties' contemplation as to the purpose of the original list.

          1.65. "Technological Competitor of TGEN" shall mean any entity which has a significant program for the discovery and development of Gene Delivery Technology, a listing of which is contained on Schedule 4 hereto, and as such list may be supplemented by TGEN from time to time with the consent of Elan, which consent shall not be unreasonably withheld if the proposed additions are within the parties' contemplation as to the purpose of the original list.

* Confidential Treatment Requested

          1.66.  "Term" shall mean the term of this Agreement.

          1.67.  "Territory" shall mean all of the countries of the world.

          1.68.  "TGEN Directors" shall have the meaning set forth in Clause 7.

          1.69. "TGEN Improvements" shall have the meaning given to such term in the TGEN License Agreement.

          1.70. "TGEN Intellectual Property" shall have the meaning given to such term in the TGEN License Agreement.

          1.71. "TGEN Know-How" shall have the meaning given to such term in the TGEN License Agreement.

          1.72. "TGEN License" shall have the meaning given to such term in the TGEN License Agreement.

          1.73. "TGEN License Agreement" shall mean the license agreement between TGEN and Newco, of even date herewith, attached hereto as Schedule 2.

          1.74. "TGEN Patents" shall have the meaning given to such term in the TGEN License Agreement.

          1.75. "TGEN Program Technology" shall have the meaning given to such term in the TGEN License Agreement.

          1.76.  "TGEN Proprietary Gene" shall mean any Gene Controlled by TGEN.

          1.77. "TGEN Right of First Negotiation" shall have the meaning provided in Section 2.12 of the TGEN License Agreement.

         1.78. "TGEN Securities Purchase Agreement" shall mean that certain securities purchase agreement, of even date herewith, by and between TGEN and EIS.

          1.79. "Transaction Documents" shall mean this Agreement, the Funding Agreement, the Elan License Agreement, the TGEN License Agreement, the Convertible Note, the TGEN Securities Purchase Agreement, the Registration Rights Agreements and associated documentation of even date herewith, by and between TGEN, Elan, EIS, EPT and Newco, as applicable.

          1.80. "United States Dollar" and "US$" and "$" shall mean the lawful currency of the United States of America.

     B. In addition, the following definitions shall have the meanings in the Clauses corresponding thereto, as set forth below.

          Definition                                   Clause
          ----------                                   ------

          "Closing".................................      4.2
          "Common Stock"............................  Recital
          "Confidential Information"................     22.1
          "Co-sale Notice"..........................     17.3
          "Elan"....................................  Recital
          "Elan Right of First Negotiation".........     12.4
          "EIS".....................................  Recital
          "EPT".....................................  Recital
          "Management Committee"....................    7.2.1
          "Newco"...................................  Recital
          "Notice of Exercise"......................     17.2
          "Notice of Intention".....................     17.2
          "Offered Shares"..........................     17.2
          "Offering Price"..........................     17.2
          "R&D Committee"...........................    7.2.2
          "Remaining Stockholders"..................     17.3
          "Relevant Event"..........................     20.2
          "Research and Development Program"........      9.1
          "Selling Stockholder".....................     17.2
          "Tag-Along Right".........................     17.3
          "TGEN"....................................  Recital
          "TGEN Right of First Negotiation".........     12.5
          "Transaction Proposal"....................     17.2
          "Transfer"................................     17.1
          "Transferee Terms"........................     17.3
          "Transferring Stockholders"...............     17.3

          1.1. Words importing the singular shall include the plural and vice versa.

          1.2. Unless the context otherwise requires, reference to a recital, article, paragraph, provision, Clause or schedule is to a recital, article, paragraph, provision, Clause or schedule of or to this Agreement.

          1.3. Reference to a statute or statutory provision includes a reference to it as from time to time amended, extended or re-enacted.

          1.4. The headings in this Agreement are inserted for convenience only and do not affect its construction.

          1.5. Unless the context or subject otherwise requires, references to words in one gender include references to the other genders.

          1.6. Capitalized terms used but not defined herein shall have the meanings ascribed in the Transaction Documents, if defined therein.

2.   NEWCO'S BUSINESS

     2.1 The primary objective of Newco and any Subsidiaries is to carry on the business of the development, testing, registration, manufacture, commercialization and licensing of Products in the Territory and to achieve the objectives set out in this Agreement. The focus of the collaborative venture will be to develop the Products using the Elan Intellectual Property, the TGEN Intellectual Property and the Newco Technology to agreed-upon specifications and timelines.

     2.2 Except as the Participants otherwise agree in writing and except as may be provided in this Agreement, the Business Plan or the License Agreements, the Participants shall exercise their respective powers in relation to Newco so as to ensure that the Business is carried on in a proper and prudent manner.

     2.3 Each Participant shall use all commercially reasonable and proper means at its disposal and within its power to maintain, extend and improve the Business of Newco, within the limits of this Agreement, and to further the reputation and interests of Newco.

     2.4 The central management and control of Newco shall be exercised in Bermuda and shall be vested in the Directors and such Persons as they may delegate the exercise of their powers in accordance with the Newco Memorandum of Association and Bye-Laws. The Participants shall use commercially reasonable efforts to ensure that to the extent required pursuant to the laws of Bermuda, and to ensure the sole residence of Newco in Bermuda, all meetings of the Directors are held in Bermuda or other jurisdictions outside the United States and generally to ensure that Newco is treated as resident for taxation purposes in Bermuda.

3.   REPRESENTATIONS AND WARRANTIES

     3.1  Representations and Warranties of Newco:  Newco hereby represents and
          ---------------------------------------
warrants to each of the Stockholders as follows, as of the date hereof:

          3.1.1  Organization:  Newco is an exempted company duly organized,
                 ------------
validly existing and in good standing under the laws of Bermuda, and has all the requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted, to execute this Agreement, which has been duly authorized and is enforceable against Newco in accordance with its terms, and to carry out the transactions contemplated hereby.

          3.1.2  Capitalization:  As of the date hereof, the authorized capital
                 --------------
stock of Newco consists of 7,491 shares of Common Stock and 4,509 shares of Preferred Stock. Prior to the date hereof, no shares of capital stock of Newco have been issued.

          3.1.3  Authorization:  The execution, delivery and performance by
                 -------------
Newco of this Agreement, including the issuance of the Shares, have been duly authorized by all requisite corporate actions; this Agreement has been duly executed and delivered by Newco and is the valid and binding obligation of Newco, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and by general equity principles and limitations on the availability of equitable relief, including specific performance. The Shares, when issued as contemplated hereby, will be validly issued and outstanding, fully paid and non-assessable and not subject to preemptive or any other similar rights of the Stockholders or others.

          3.1.4  No Conflicts:  The execution, delivery and performance by Newco
                 ------------
of this Agreement, the issuance, sale and delivery of the Shares, and compliance with the provisions hereof by Newco, will not:

                 (i) violate any provision of applicable law, statute, rule or regulation applicable to Newco or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Newco or any of its properties or assets;

                 (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under its charter or organizational documents or any material contract to which Newco is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on Newco; or

                 (iii) result in the creation of, any Encumbrance upon any of the properties or assets of Newco, except as contemplated by the Transaction Documents.

          3.1.5  Approvals:  As of the date hereof, no permit, authorization,
                 ---------
consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by Newco. Newco has full authority to conduct its business as contemplated in the Business Plan and the Transaction Documents.

          3.1.6  Disclosure:  This Agreement does not contain any untrue
                 ----------
statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. Newco is not aware of any material contingency, event or circumstance relating to its business or prospects, which could have a material adverse effect thereon, in order for the disclosure herein relating to Newco not to be misleading in any material respect.

          3.1.7  No Business; No Liabilities: Newco has not conducted any
                 ---------------------------
business or incurred any liabilities or obligations prior to the date hereof, except solely in connection with its organization and formation.

     3.2  Representations and Warranties of the Stockholders:  Each of the
          --------------------------------------------------
Stockholders hereby severally represents and warrants to Newco as follows as of the date hereof:

          3.2.1  Organization:  Such Stockholder is a corporation duly organized
                 ------------
and validly existing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to own and lease its respective properties, to carry on its respective business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby.

          3.2.2  Authority:  Such Stockholder has full corporate power and
                 ---------
authority to enter into this Agreement and to perform its obligations hereunder, which have been duly authorized by all requisite corporate action of such Stockholder. This Agreement is the valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and by general equity principles and limitations on the availability of equitable relief, including specific performance.

          3.2.3  No Conflicts: The execution, delivery and performance by such
                 ------------
Stockholder of this Agreement, purchase of the Shares, and compliance with the provisions hereof by such Stockholder will not:

                 (i) violate any provision of applicable law, statute, rule or regulation known by and applicable to such Stockholder or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to such Stockholder or any of its properties or assets;

                 (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the charter or organizational documents of such Stockholder or any material contract to which such Stockholder is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on the transactions contemplated hereunder; or

                 (iii) result in the creation of, any Encumbrance upon any of the properties or assets of such Stockholder, except as contemplated by the Transaction Documents.

          3.2.4  Approvals:  As of the date hereof, no material permit,
                 ---------
authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by such Stockholder.

          3.2.5  Investment Representations:  Such Stockholder is capable of
                 --------------------------
evaluating the merits and risks of its investment in Newco. Such Stockholder has not been formed solely for the purpose of making this investment and such Stockholder is acquiring the Common Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Such Stockholder understands that the Shares have not been registered under the Securities Act or applicable state and foreign securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Stockholders' representations as expressed herein. Such Stockholder understands that no public market now exists for any of the Shares and that there is no assurance that a public market will ever exist for such Shares.

     3.3  Survival:  The representations and warranties in this Clause 3 shall
          --------
survive for a period of two years from and after the date hereof.

4.   AUTHORIZATION AND CLOSING

     4.1 Newco has authorized the issuance to (i) EIS of 2,388 shares of Common Stock and (ii) TGEN of 6,000 shares of Common Stock and 3,612 shares of Preferred Stock, issuable as provided in Clause 4.3 hereof.

     4.2 The closing (the "Closing") shall take place at the offices of Brock Silverstein LLC at 153 East 53/rd/ Street, New York, New York 10022 on the date hereof or such other place if any, as the Parties may agree and shall occur contemporaneously with the closing under the TGEN Securities Purchase Agreement.

     4.3  At the Closing,

          4.3.1 Newco shall issue and sell to EIS, and EIS shall purchase from Newco, upon the terms and subject to the conditions set forth herein, 1,491 shares of Common Stock for an aggregate purchase price of $240,234 and 897 shares of Preferred Stock for an aggregate purchase price of $2,743,923 for a total aggregate purchase price for all Shares of $2,984,157. Newco shall issue and sell to TGEN, and TGEN shall purchase from Newco, upon the terms and conditions set forth herein, 6,000 shares of Common Stock for an aggregate purchase price of $966,735 and 3,612 shares of Preferred Stock for an aggregate purchase price of $11,049,108 for a total aggregate purchase price for all Shares of $12,015,843.

          4.3.2 The Parties shall execute and deliver to each other, as applicable, certificates in respect of the Common Stock and Preferred Stock described above and any other certificates, resolutions or documents which the Parties shall reasonably require.

     4.4  Exemption from Registration:
          ---------------------------

     The Shares will be issued under an exemption or exemptions from registration under the Securities Act. Accordingly, the certificates evidencing the Shares shall, upon issuance, contain the following legend:

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER BERMUDA LAW, THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND NO INTEREST SHALL BE SOLD, TRANSFERRED OR

          OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR THIS CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

          THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS
          CERTIFICATE IS ALSO SUBJECT TO THE RESTRICTIONS CONTAINED IN THAT CERTAIN SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT, DATED JULY 20, 1999, BY AND AMONG ELAN
          CORPORATION, PLC, ELAN INTERNATIONAL SERVICES, INC.,
          TARGETED GENETICS CORPORATION AND TARGETED GENETICS NEWCO,
          LTD.

5.   CERTAIN ASSIGNMENT RIGHTS

     At any time after exercise of the EIS Exchange Right and upon 1 month's prior notice in writing from Elan to Newco and TGEN, Newco shall assign the Newco Technology from Newco to a wholly-owned subsidiary of Newco to be incorporated in Ireland, which company shall be newly incorporated by Elan on behalf of Newco to facilitate such assignment; provided, however, that such assignment shall not have a direct or indirect tax or other material adverse effect on any of the Parties.

6.   NON-COMPETITION

     6.1 The Parties acknowledge and agree to be bound by the provisions of Clause 11 of the Elan License Agreement and the provisions of Clause 11 of the TGEN License Agreement which set forth the agreement between the parties thereto in relation to the non-competition obligations of Elan and TGEN, respectively.

     6.2 Nothing contained herein or in either the TGEN License Agreement or the Elan License Agreement (including, without limitation, the respective Sections 11 of those agreements) shall be construed as limiting (i) the activities of TGEN to utilize or pursue the creation of products (other than Products in the Field) incorporating Excluded TGEN Technology; (ii) the activities of Elan to utilize or pursue the creation of products (other than Products in the Field) incorporating Excluded Elan

Technology or NanoCrystal(TM) technology licensed to a Independent Third Party for use with proprietary compounds Controlled by such Independent Third Party; or (iii) the activities of TGEN or Elan to utilize or pursue the creation of products (other than Products in the Field) incorporating (A) cell therapy, ex vivo gene therapy, Antisense, and/or transcutaneous and/or transdermal delivery or (B) Base Technologies.

7.   DIRECTORS; MANAGEMENT AND R&D COMMITTEES

     Directors:
     ---------

          Prior to the exercise of the EIS Exchange Right, the Board of Directors of Newco shall be composed of four Directors. TGEN shall have the right to nominate three directors of Newco ("TGEN Directors"), provided that one such director is a resident of Bermuda, and EIS shall have the right to nominate one Director of Newco ("EIS Director"). TGEN may appoint one of the TGEN Directors to be the chairman of Newco. Each Participant agrees to vote its shares of Common Stock and Preferred Stock in favor of the election of the nominees of the other Participant to the Board of Directors.

          7.1.1 If the chairman is unable to attend any meeting of the Board, the TGEN Directors shall be entitled to appoint another Director to act as chairman in his place at the meeting.

          7.1.2 If EIS removes the EIS Director, or TGEN removes any of the TGEN Directors, EIS or TGEN, as the case may be, shall indemnify the other Stockholder against any claim by such removed Director arising from such removal.

          7.1.3 The Directors shall meet not less than three times in each Financial Year and all Directors' meetings shall be held in Bermuda to the extent required pursuant to the laws of Bermuda or to ensure the sole residence of Newco in Bermuda.

          7.1.4 At any such meeting, the presence of the EIS Director and one of the TGEN Directors shall be required to constitute a quorum and, subject to Clause 18 hereof, the affirmative vote of a majority of the Directors present at a meeting at which such a quorum is present shall constitute an action of the Directors. In the event any meeting shall lack a quorum, the meeting shall be adjourned for a period of seven days. A notice shall be sent to the EIS Director and the TGEN Directors specifying the date, time and place where such adjourned meeting is to be held and reconvened.

          7.1.5 The chairman of Newco shall hold office until the first meeting of the Directors after the exercise by EIS of the EIS Exchange Right. In the event that the EIS Exchange Right is exercised at any time by EIS, each of TGEN, and EIS shall cause the board of Directors of Newco to be reconfigured so that an equal number of Directors are designated by EIS and TGEN. Thereafter, each of EIS and TGEN, beginning with EIS, shall have the right, exercisable alternatively, of nominating one Director to be chairman of Newco for a term of one year. If the chairman of Newco is unable to attend any meeting of the Directors, the Directors shall be entitled to appoint another Director to act as chairman of Newco in his place at the meeting.

          7.1.6 In case of an equality of votes at a meeting of the board of Directors of Newco, the chairman of Newco shall not be entitled to a second or casting vote. In the event of continued deadlock, the board of Directors shall resolve the deadlock pursuant to the provisions set forth in Clause 19.

     7.2  Management and R&D Committees:
          -----------------------------

          7.2.1 The Directors shall appoint a management committee (the "Management Committee") to perform certain operational functions, such delegation to be consistent with the Directors' right to delegate powers pursuant to the Newco Memorandum of Association of Bye-Laws. The Management Committee shall initially consist of four members, two of whom will be nominated by EIS and two of whom will be nominated by TGEN, and each of whom shall be entitled to one vote, whether or not present at any Management Committee meeting during which such operational functions are discussed. Except as otherwise provided herein or in the License Agreements, decisions of the Management Committee shall require approval by at least one EIS nominee on the Management Committee and one TGEN nominee on the Management Committee. Each of EIS and TGEN shall be entitled to remove any of their nominees to the R&D Committee and appoint a replacement in place of any nominees so removed.

          7.2.3 The Management Committee shall be responsible for, inter alia, devising, implementing and reviewing strategy for the Business of Newco, and the operation of Newco, and in particular, devising Newco's strategy for research and development and to monitor and supervise the implementation of Newco's strategy for research and development.

          7.2.4  The R&D Committee shall be responsible for:

                 7.2.4.1 designing that portion of the Business Plan that relates to the Project for consideration by the Management Committee;

                 7.2.4.2 establishing a joint Project team consisting of an equal number of team members from Elan and TGEN, including one Project leader from each of Elan and TGEN; and

                 7.2.4.3 implementing such portion of the Business Plan that relates to the Project, as approved by the Management Committee.

          7.2.5 In the event of any dispute amongst the R&D Committee, the R&D Committee shall refer such dispute to the Management Committee whose decision on the dispute shall be binding on the R&D Committee. If the Management Committee cannot resolve the matter, the dispute will be referred to the President of EPT and the Chief Executive Officer of TGEN pursuant to Clause 19 hereof.

          7.2.6 Not more than one time in each Financial Year, nor more than once with respect to any accounting period, Elan and TGEN shall permit representatives of an internationally-recognized firm of independent certified accountants selected by Newco to have access, on reasonable notice and at any reasonable time during normal business hours to inspect and audit the accounts and records of Elan or TGEN and any other book, record, voucher, receipt or invoice relating to the calculation or the cost of the Research and Development Program and to the accuracy of the reports which accompanied them. Any such inspection of Elan's or TGEN's records, as the case may be, shall be at the expense of Newco, except that if such inspection reveals an overpayment in the amount paid to Elan or TGEN, as the case may be, for the Research and Development Program hereunder in any Financial Year of 5% or more of the amount due to Elan or TGEN, as the case may be, then the expense of such inspection shall be borne solely by Elan or TGEN, as the case may be, instead of by Newco. Any surplus over the sum properly payable by Newco to Elan or TGEN, as the case may be, shall be paid promptly by Elan or TGEN, as the case may be, to Newco. If such inspection reveals a deficit in the amount of the sum properly payable to Elan or TGEN, as the case may be, by Newco, Newco shall pay the deficit to Elan or TGEN, as the case may be.

8.   THE BUSINESS PLAN AND REVIEWS

     8.1 The Directors shall meet as soon as reasonably practicable after the Closing Date hereof and shall agree upon and approve the Business Plan for the current Financial Year within 60 days of the date hereof. In subsequent Financial Years, the Directors shall meet prior to the accounting reference date specified in Clause 15 and agree upon and approve the Business Plan for the following Financial Year, or any amendment or modification to the Business Plan. EIS and TGEN agree that they will cause their respective Directors at all times when preparing and voting upon the Business Plan to consider in good faith Newco's budgeting and funding requirements and the progress of the Research and Development Program and the prospects for results therefrom in determining whether, and at what level, to continue the development funding for the Research and Development Program.

     8.2 The Participants agree that the Management Committee shall submit to the Directors on February 15th, May 15th, August 15th, and November 15/th/ or as soon as reasonably practicable thereafter in each Financial Year a report on the performance of the Business and research and development activities of Newco, and the Directors shall hold such meeting as may be necessary to review the performance of Newco against the Business Plan for the relevant year.

9.   RESEARCH AND DEVELOPMENT WORK

     9.1 During the Research Term, Newco will diligently pursue the research and development of the Elan Intellectual Property, TGEN Intellectual Property and Newco Technology in accordance with the Research and Development Program. The "Research and Development Program" will be the program for (a) the development of the Platform, and (b) the development of one or more Products in the Field, including without limitation, screening, in-vitro pharmacology, toxicology, stability, prototype dosage form development, formulation, optimization, clinical and regulatory activities. Such work shall be agreed to and conducted by Elan and/or TGEN under contract with Newco as provided in the Business Plan.

     9.2 The Research and Development Program shall include a Feasibility Phase, a Development Phase and a Clinical Phase. During the Feasibility Phase, Newco will diligently pursue the research and development of the Feasibility Studies and the Program Technology. The objectives of this initial phase of research and development work will be to develop the Platform which can be broadly applied in the delivery of a variety of Products. The foregoing shall be provided for in the Research and Development Program.

     9.3 On successful completion of the Feasibility Phase and the designation of one or more Products to be developed by Newco, Elan and TGEN shall meet to discuss the development and commercial strategy for Newco and the further exploitation of the technologies and Products vested in Newco. For example, TGEN and Elan shall discuss strategy and terms relating to product and clinical development, corporate partnering, licensing and supply agreements.

     9.4 TGEN and Elan shall provide such research and development services as may be reasonably required by Newco in accordance with the provisions in the License Agreements. Newco shall pay TGEN and Elan for any research and development work carried out by them on behalf of Newco at the end of each month during the Research and Development Program, subject to the proper vouching of research and development work and expenses. An invoice shall be issued to Newco by TGEN or Elan, as applicable, by the 15/th/ day of the month following the month in which work was performed, or as soon thereafter as practicable. Newco shall pay the amounts invoiced within thirty days following its receipt of the invoice. The payments by Newco to TGEN or Elan, as the case may be, shall be at the rates prescribed in the respective License Agreement. Research and development activities that are outsourced to third party providers shall be charged to Newco at [*]

     9.5 In the event the Management Committee, by unanimous vote of its members, shall determine that preclinical toxicology or pharmacology studies indicate that clinical trials of the Development Candidate should not be undertaken, or the Management Committee determines that development of the Development Candidate is not economically viable, TGEN in good faith shall offer, and the Management Committee, by unanimous vote of its members shall approve, one additional TGEN Proprietary Gene that the Management Committee deems economically viable as a substituted Development Candidate, if and to the extent there are then any TGEN Proprietary Genes that would be appropriate to serve as the Development Candidate and that are not then otherwise restricted by agreement with an Independent Third Party (it being understood that it shall be within TGEN's discretion, subject only to its compliance with Clause 11 of the TGEN License Agreement, to so restrict any TGEN Proprietary Genes), and subject to the agreement of the Participants, negotiating in good faith, to changes concerning the budget, Business Plan, license terms and funding of Newco; provided, however, in no event shall license terms include any

* Confidential Treatment Requested
obligation of Newco to make up front cash payments by Newco with respect to any TGEN Proprietary Gene.

     9.6 Except as otherwise provided herein and as provided in the TGEN License Agreement, upon designation of a TGEN Proprietary Gene as a substituted Development Candidate, (i) all rights to the unsuitable Development Candidate if it is a TGEN Proprietary Gene shall revert to TGEN and (ii) all provisions contained herein and in the TGEN License Agreement other than in the preceding Clause (i) relating to the Development Candidate shall be deemed to apply to the substituted Development Candidate.

10.  INTELLECTUAL PROPERTY RIGHTS

     10.1 Title and all other ownership rights, including patent rights, relating to the Elan Intellectual Property shall belong to Elan. Title and all other ownership rights, including patent rights relating to the TGEN Intellectual Property shall belong to TGEN. Title and all other ownership rights, including patent rights, relating to the Newco Technology shall belong to Newco.

     10.2 The Participants shall discuss in good faith all material issues relating to filing, prosecution and maintenance of Elan Patents and TGEN Patents insofar as such patent rights are of relevance to the License Agreements and any patentable inventions and discoveries within the Elan Intellectual Property, TGEN Intellectual Property and Newco Technology that relate to the License Agreements. Subject to mutual agreement to the contrary by TGEN and Elan the following provisions shall apply:

          10.2.1 Elan, at its expense, shall make a good faith effort (i) to secure the grant of any material patent applications within the Elan Patents that relate to the Field; (ii) to defend all such applications against third party oppositions and interferences; and (iii) to maintain in force any material issued letters patent within the Elan Patents that relate to the Field (including any letters patent that may issue covering any such Elan Improvements that relate to the Field). Elan shall have the right in its discretion to control such filing, prosecution, defense and maintenance provided that Newco and TGEN at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

          10.2.2 TGEN, at its expense, shall make a good faith effort (i) to secure the grant of any material patent applications within the TGEN Patents that relate to the Field; (ii) to defend all such applications against third party oppositions and interferences; and (iii) to maintain in force any material issued letters patent within the TGEN Patents that relate to the Field (including any letters patent that may issue covering any such TGEN Improvements that relate to the Field). TGEN shall have the right in its discretion to control such filing, prosecution, defense and maintenance provided that Elan and Newco at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

          10.2.3 It is understood that the respective owners of the technologies and rights described herein shall retain the discretion, in their sole judgment, as to whether and where to file or to prosecute patent applications on any such technologies or rights.

          10.2.4 Elan and TGEN, at their joint expense on behalf of Newco, shall (i) file and prosecute patent applications on patentable inventions and discoveries within the Newco Technology; (ii) defend all such applications against third party oppositions and interferences; and (iii) maintain in force any issued letters patent within the Newco Patents (including any patents that issue on patentable inventions and discoveries within the Newco Technology). Elan and TGEN, directly or through the Management Committee, shall control such filing, prosecution, defense and maintenance. Elan and TGEN agree to negotiate in good faith on the course of action to be taken with respect to Newco Technology.

          10.2.5 Newco, Elan and TGEN shall promptly inform each other in writing of any alleged infringement of any patents within the Elan Patents, the TGEN Patents or Newco Patents or any alleged misappropriation of trade secrets within the Elan Intellectual Property, the TGEN Intellectual Property or the Newco Technology by a third party of which it becomes aware and provide the others with any available evidence of such infringement or misappropriation insofar as such infringements or misappropriation relate solely to the Field.

          10.2.6 Newco shall have the right to prosecute at its own expense and for its own benefit any infringements of the Elan Patents, the TGEN Patents or misappropriation of the Elan Intellectual Property and the TGEN Intellectual Property, insofar as such infringements or misappropriation relate solely to the Field. In the event that Newco takes such action, Newco shall do so at its own cost and expense. At Newco's request, the Participants shall cooperate with such action. Any recovery remaining after the deduction by Newco of the reasonable expenses (including attorney's fees and expenses) incurred in relation to such infringement proceeding shall belong to Newco. Should Newco decide not to pursue such infringers, within a reasonable period but in any event within twenty (20) days after receiving written notice of such alleged infringement or misappropriation each of the Participants may in its discretion initiate such proceedings in its own name, at its expense and for its own benefit, and at such Participant's request, Newco shall cooperate with such action. Alternatively, the Participants may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party. If the infringement of the Elan Patents or the TGEN Patents affects both the Field as well as other products being developed or commercialized by TGEN or Elan or its commercial partners outside the Field, TGEN or Elan, as the case may be, shall endeavor to agree with Newco as to the manner in which the proceedings should be instituted and as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party.

          10.2.7 Newco shall have the first right but not the obligation to bring suit or otherwise take action against any alleged infringement of the Newco patents or alleged misappropriation of the Newco Technology. If any such alleged infringement or misappropriation occurs that gives rise to a cause of action both inside and outside the Field, Newco, in consultation with the Participants, shall determine the cause of action to be taken. In the event that Newco takes such action, Newco shall do so at its own cost and expense and all damages and monetary award recovered in or with respect to such action shall be the property of Newco. Newco shall keep Elan and TGEN informed of any action in a timely manner so as to enable TGEN and Elan to provide input in any such action and Newco shall reasonably take into consideration any such input. At Newco's request, the Participants shall cooperate with any such action at Newco's cost and expense.

          10.2.8 In the event that Newco does not bring suit or otherwise take action against an infringement of the Newco Patents or misappropriation of the Newco Technology, then (i) if only one Participant determines to pursue such suit or take such action at its own cost and expense, it shall be entitled to all damages and monetary award recovered in or with respect to such action and
(ii) if the Participants pursue such suit or action outside of Newco, they shall negotiate in good faith an appropriate allocation of costs, expenses and recovery amounts.

          10.2.9 In the event that a claim is, or proceedings are, brought against Newco by a third party alleging that the sale, distribution or use of a Product in the Territory or use of the Elan Intellectual Property or the TGEN Intellectual Property, as the case may be, infringes the intellectual property rights of such party, Newco shall promptly advise the other Participants of such threat or suit.

           10.2.10 Newco shall indemnify, defend and hold harmless Elan or TGEN, as the case may be, against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all such claims or proceedings referred to herein, provided that Elan or TGEN, as the case may be, shall not acknowledge to the third party or to any other person the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings relating thereto without the prior written consent to Newco, not to be unreasonably withheld or delayed. At its option, Elan or TGEN, as the case may be, may elect to take over the conduct of such proceedings from Newco provided that Newco's indemnification obligations shall continue; the costs of defending such claim shall be borne by Elan or TGEN, as the case may be and such Participant shall not compromise or settle any such claim or proceeding without the prior written consent of Newco, such consent not to be unreasonably withheld, conditioned or delayed.

     10.3 Newco shall not encumber any of its rights under the Licenses or the Newco Technology without the prior written consent of Elan and TGEN. Newco shall not be permitted to assign or sublicense any of its rights under the Licenses or the Program Technology without the prior written consent of Elan and TGEN, respectively, which may be withheld in Elan's or TGEN's sole discretion, as the case may be. Notwithstanding the foregoing, subject to the Elan Right of First Negotiation and the TGEN Right of First Negotiation, neither Elan nor TGEN shall unreasonably withhold their consent to the licensing of rights to Commercialize Products to Independent Third Parties who are not, with respect to Elan, Technological Competitors of Elan or, with respect to TGEN, Technological Competitors of TGEN. Any permitted agreement between Newco and any permitted third party for the development or exploitation of the Elan Intellectual Property and/or TGEN Intellectual Property in the Field shall require such third party to maintain the confidentiality of all information concerning the Elan Intellectual Property and the TGEN Intellectual Property.

11.  EXPLOITATION OF PRODUCTS OUTSIDE THE FIELD

     11.1  Licenses to Elan Program Technology and TGEN Program Technology.
           ---------------------------------------------------------------
Subject to the provisions of the License Agreements, Newco shall grant to Elan an exclusive, royalty free and sublicensable license in the Territory to Elan Program Technology outside of the Field, and to TGEN an exclusive, royalty free and sublicensable license in the Territory to the TGEN Program Technology outside of the Field. Such license shall be effective and exclusive on a country-by-country basis for the life of any patents on such Elan Program Technology or TGEN Program Technology, as the case may be, in such country, or, to the extent the Elan Program Technology or TGEN Program Technology is not patented or covered by pending patent applications in any country, for fifteen years from the date any products are first introduced on the market in such country by Elan or TGEN, as the case may be, under such license, or for such shorter period as shall be required under the applicable law of any country in the Territory.

     11.2  Licenses for Newco Program Technology. Newco shall negotiate in good
           -------------------------------------
faith with Elan and TGEN, respectively, for the grant of exclusive or non-exclusive licenses for the rights to Newco Program Technology (other than TGEN or Elan Program Technology) outside the Field in the Territory. All such licenses shall contain such customary terms contained in similar licenses in the industry, as agreed to by the licensee and the unanimous decision of the Management Committee, acting in good faith.

12.  COMMERCIALIZATION

     12.1 The Participants shall assist Newco in diligently pursuing the research, development, prosecution and commercialization of Products in accordance with the Business Plan. It is contemplated that TGEN, either as agent for Newco or through its representatives on the Management Committee, shall, during and after the Research and Development Term, locate and negotiate with Independent Third Party development and/or marketing partners for the Product(s), and Elan and Newco agree to refer all inquiries and prospects to TGEN for such purposes. In the course of such representation, TGEN shall keep Newco and Elan fully informed of its efforts and progress with respect to the foregoing; provided that Elan shall be entitled to participate in discussions with such Independent Third Parties and that the Management Committee of Newco shall make all decisions concerning any agreements with any such parties; and provided further, however, that any such information shall be kept confidential and shall not be disclosed to the Elan Pharmaceutical Division (excluding senior executive personnel of Elan who are bound to this confidentiality provision).

     12.2 In the event TGEN shall propose to Newco the development of one or more Products containing a TGEN Proprietary Gene, the Management Committee, by unanimous decision, shall determine whether or not to develop any such Product.

     12.3 In the event an Independent Third Party shall propose to Newco the development of a Product containing a proprietary Gene of an Independent Third Party, the Management Committee, by unanimous decision, shall determine whether or not to develop any such Product. Any agreements with Independent Third Parties shall be on commercially reasonable terms (e.g., royalties, milestones, development fees, manufacturing rights) for developing and licensing Products.

13.  MANUFACTURING

     13.1 Elan and TGEN shall have preferential rights to negotiate agreements with Newco whereby Elan and/or TGEN will manufacture Products to meet Newco's requirements. Newco shall evaluate each such manufacturing agreement in light of which of Elan or TGEN (or neither, or both) has the capability and the committed resources to perform such manufacturing services in the best interests of Newco. If the parties cannot come to mutual agreement on who is best qualified to perform such manufacturing services, the matter will be resolved through the dispute resolution procedures contained in Clause 19 of this Agreement. To the extent Elan or TGEN performs any manufacturing services to Newco, it shall be paid a price equal to [ * ] and other terms and conditions customary in a supply agreements shall apply.

     13.2 Subject to the foregoing rights, and the right of Newco to develop or Commercialize Products where the project was offered to, but not agreed upon, with Elan under the Elan Right of First Negotiation, or with TGEN under the TGEN Right of First Negotiation, Newco shall not be permitted to contract the manufacture or Commercialization of any Product without the prior written consent of Elan and TGEN, which consent will not be unreasonably withheld or delayed; provided that such reasonableness standard, in the case of Elan, shall not be applicable in the case of a proposed sublicense to any Technological Competitor of Elan and in the case of TGEN, shall not be applicable in the case of a proposed sublicense to any Technological Competitor of TGEN.

14.  TECHNICAL SERVICES AND ASSISTANCE

     14.1 Whenever commercially and technically feasible, Newco shall contract with TGEN or Elan, as the case may be, to perform such other services as Newco may require, other than those specifically dealt with hereunder or in the License Agreements. In determining which Party should provide such services, the Management Committee shall take into account the respective infrastructure, capabilities and experience of Elan and TGEN.

     14.2 Newco shall, if appropriate, conclude an administrative support agreement with Elan and/or TGEN on such terms as the Parties thereto shall in good faith negotiate. The administrative services shall include one or more of the following administrative services as requested by Newco:

          14.2.1   accounting, financial and other services;

* Confidential Treatment Requested

           14.2.2   tax services;

           14.2.3   insurance services;

           14.2.4   human resources services;

           14.2.5   legal and company secretarial services;

           14.2.6   patent and related intellectual property services; and

           14.2.7 all such other services consistent with and of the same type as those services to be provided pursuant to this Agreement, as may be required.

     The foregoing list of services shall not be deemed exhaustive and may be changed from time to time upon written request by Newco.

     14.3 The Parties agree that each Party shall effect and maintain comprehensive general liability insurance in respect of all clinical trials and other activities performed by them on behalf of Newco. The Stockholders and Newco shall ensure that the industry standard insurance policies shall be in place for all activities to be carried out by Newco.

     14.4 If Elan or TGEN so requires, TGEN or Elan, as the case may be, shall receive, at times and for periods mutually acceptable to the Parties, employees of the other Party (such employees to be acceptable to the receiving Party in the matter of qualification and competence) for instruction in respect of the Elan Intellectual Property or the TGEN Intellectual Property, as the case may be, as necessary to further the Project.

     14.5 The employees received by Elan or TGEN, as the case may be, shall be subject to obligations of confidentiality no less stringent than those set out in Clause 22 and such employees shall observe the rules, regulations and systems adopted by the Party receiving the said employees for its own employees or visitors.

15.  AUDITORS, BANKERS, REGISTERED OFFICE, ACCOUNTING REFERENCE DATE

     Unless otherwise agreed by the Stockholders and save as may be provided to the contrary herein:

     15.1  the auditors of Newco shall be Ernst & Young;

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

     15.2 the bankers of Newco shall be Bank of Bermuda or such other bank as may be mutually agreed from time to time; and

     15.3 the accounting reference date of Newco shall be December 31st in each Financial Year.

16.  REGULATORY

     16.1 Newco shall keep the other Parties promptly and fully advised of Newco's regulatory activities, progress and procedures. Newco shall inform the other Parties of any dealings it shall have with an RHA, and shall furnish the other Parties with copies of all correspondence relating to the Products. The Parties shall collaborate to obtain any required regulatory approval of the RHA to market the Products.

     16.2 To the extent provided in the Business Plan, Newco shall, at its own cost, file, prosecute and maintain any and all Regulatory Applications for the Products in the Territory.

     16.3 Any and all Regulatory Approvals obtained hereunder for any Product shall remain the property of Newco, provided that Newco shall allow Elan and TGEN access thereto solely to enable Elan and TGEN to fulfill their respective obligations and exercise their respective rights under this Agreement to the extent provided in the Business Plan. Newco shall maintain such Regulatory Approvals at its own cost.

     16.4 It is hereby acknowledged that there are inherent uncertainties involved in the registration of pharmaceutical products with the RHAs insofar as obtaining approval is concerned and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration as set forth in this Agreement. Therefore, except for liabilities resulting from failure to use reasonable efforts, none of Elan, EIS or TGEN shall have any liability to Newco solely as a result of any failure of a Product to achieve the approval of any RHA.

17.  TRANSFERS OF SHARES; RIGHT OF FIRST OFFER; TAG ALONG RIGHTS

     17.1 General:
          -------

     No Stockholder shall, directly or indirectly, sell or otherwise transfer (each, a "Transfer") any Shares held by it except in accordance with this Agreement. Newco shall not, and shall not permit any transfer agent or registrar for any Shares to, transfer upon the books of Newco any Shares from any Stockholder to any transferee, in any manner, except in accordance with this Agreement, and any purported transfer not in compliance with this Agreement shall be void.

     17.2 Rights of First Offer:
          ---------------------

     If at any time after the end of the Term, a Stockholder shall desire to Transfer any Shares owned by it (a "Selling Stockholder"), in any transaction or series of related transactions other than a Transfer to an Affiliate or subsidiary or in the case of EIS to an off-balance sheet special purpose entity established by EIS, then such Selling Stockholder shall deliver prior written notice of its desire to Transfer (a "Notice of Intention") (i) to Newco and (ii) to the Stockholders who are not the Selling Stockholder (and any transferee thereof permitted hereunder, if any), as applicable, setting forth such Selling Stockholder's desire to make such Transfer, the number of Shares proposed to be transferred (the "Offered Shares") and the proposed form of transaction (the "Transaction Proposal"), together with any available documentation relating thereto and the price at which such Selling Stockholder proposes to Transfer the Offered Shares (the "Offer Price"). The "Right of First Offer" provided for in this Clause 17 shall be subject to any "Tag Along Right" benefiting a Stockholder which may be provided for by Clause 17, subject to the exceptions set forth therein.

     Upon receipt of the Notice of Intention, the Stockholders who are not the Selling Stockholder shall have the right to purchase at the Offer Price the Offered Shares, exercisable by the delivery of notice to the Selling Stockholder (the "Notice of Exercise"), with a copy to Newco, within 10 business days from the date of receipt of the Notice of Intention. If no such Notice of Exercise has been delivered by the Stockholders who are not the Selling Stockholder within such 10-business day period, or such Notice of Exercise does not relate to all of the Offered Shares covered by the Notice of Intention, then the Selling Stockholder shall be entitled to Transfer all of the Offered Shares to the intended transferee. In the event that all of the Offered Shares are not purchased by the non-selling Stockholders, the Selling Stockholder shall sell the available Offered Shares within 30 days after the delivery of such Notice of Intention on terms no more favorable to a third party than those presented to the non-selling Stockholders. If such sale does not occur, the Offered Shares shall again be subject to the Right of First Offer set forth in Clause 17.2.

     In the event that any of the Stockholders who are not the Selling Stockholder exercises its right to purchase all of the Offered Shares (in accordance with this Clause 17), then the Selling Stockholder shall sell all of the Offered Shares to such Stockholder(s), in the amounts set forth in the Notice of Intention, after not less than 10 business days and not more than 25 business days from the date of the delivery of the Notice of Exercise. In the event that more than one of the Stockholders who are not the Selling Stockholders wish to purchase the Offered Shares, the Offered Shares shall be allocated to such Stockholders on the basis of their pro rata equity interests in Newco.

     The rights and obligations of each of the Stockholders pursuant to the Right of First Offer provided herein shall terminate upon the date that the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act.

     At the closing of the purchase of all of the Offered Shares by the Stockholders who are not the Selling Stockholder (scheduled in accordance with Clause 17), the Selling Stockholder shall deliver certificates evidencing the Offered Shares being sold, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Stockholders who are not the Selling Stockholder, duly executed by the Selling Stockholder, free and clear of any adverse claims, against payment of the purchase price therefor in cash, and such other customary documents as shall be necessary in connection therewith.

     17.3 Tag Along Rights:
          ----------------

     Subject to Clause 17.2, a Stockholder (the "Transferring Stockholder") shall not Transfer (either directly or indirectly), in any one transaction or series of related transactions, to any Person or group of Persons, any Shares, unless the terms and conditions of such Transfer shall include an offer to the other Stockholders (the "Remaining Stockholders"), to sell Shares at the same price and on the same terms and conditions as the Transferring Stockholder has agreed to sell its Shares (the "Tag Along Right").

     In the event a Transferring Stockholder proposes to Transfer any Shares in a transaction subject to this Clause 17.3, it shall notify, or cause to be notified, the Remaining Stockholders in writing of each such proposed Transfer. Such notice shall set forth: (i) the name of the transferee and the amount of Shares proposed to be transferred, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the transferee (the "Transferee Terms") and (iii) that the transferee has been informed of the Tag Along Right provided for in this Clause 17, if such right is applicable, and the total number of Shares the transferee has agreed to purchase from the Stockholders in accordance with the terms hereof.

     The Tag Along Right may be exercised by each of the Remaining Stockholders by delivery of a written notice to the Transferring Stockholder (the "Co-sale Notice") within 10 business days following receipt of the notice specified in the preceding subsection. The Co-sale Notice shall state the number of Shares owned by such Remaining Stockholder which the Remaining Stockholder wishes to include in such Transfer; provided, however, that without the written consent of the Transferring Stockholder, the amount of such securities belonging to the Remaining Stockholder included in such Transfer may not be greater than such Remaining Stockholder's percentage beneficial ownership of Fully Diluted Common Stock multiplied by the total number of shares of Fully Diluted Common Stock to be sold by both the Transferring Stockholder and all Remaining Stockholders. Upon receipt of a Co-sale Notice, the Transferring Stockholder shall be obligated to transfer at least the entire number of Shares set forth in the Co-sale Notice to the transferee on the Transferee Terms; provided, however, that the Transferring Stockholder shall not consummate the purchase and sale of any Shares hereunder if the transferee does not purchase all such Shares specified in all Co-sale Notices. If no Co-sale Notice has been delivered to the Transferring Stockholder prior to the expiration of the 10 business day period referred to above and if the provisions of this Section have been complied with in all respects, the Transferring Stockholder shall have the right for a 45-day calendar day period to Transfer Shares to the transferee on the Transferee Terms without further notice to any other party, but after such 45-day period, no such Transfer may be made without again giving notice to the Remaining Stockholders of the proposed Transfer and complying with the requirements of this Clause 17.

     At the closing of any Transfer of Shares subject to this Clause 17, the Transferring Stockholder, and the Remaining Stockholder, in the event such Tag Along Right is exercised, shall deliver certificates evidencing such securities as have been Transferred by each, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the transferee, free and clear of any adverse claim, against payment of the purchase price therefor.

     Notwithstanding the foregoing, this Clause 17 shall not apply to any sale of Common Stock pursuant to an effective registration statement under the Securities Act in a bona fide public offering.

     The rights and obligations of each of the Stockholders pursuant to the "Tag Along Right" provided herein shall terminate upon the date that the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act.

18.  MATTERS REQUIRING PARTICIPANTS' APPROVAL

     18.1 In consideration of TGEN and Elan agreeing to enter into the License Agreements, the Parties hereby agree that Newco shall not during the 54-month period beginning on the Closing Date, without the prior approval of the EIS Director and at least two of the TGEN Directors, but subject to any agreements in any Transaction Documents whereby consent to certain of the following is not to be unreasonably withheld, conditioned or delayed:

      18.1.1      engage in any activity other than the Business;

      18.1.2 acquire or dispose of assets of a value in excess of US $25,000 or sell the principal assets, undertaking or Business of Newco;

      18.1.3 create any fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of the undertaking, property or assets of Newco or of any Subsidiary;

      18.1.4 borrow any sum in excess of a maximum aggregate sum outstanding at any time of US $25,000;

      18.1.5 make any loan or advance or give any credit (other than normal trade credit) in excess of US$25,000 to any Person;

      18.1.6 give any guarantee or indemnity to secure the liabilities or obligations of any Party other than those which it is usual to give in the ordinary course of a business similar to the Business;

      18.1.7 enter into any contract, arrangement or commitment involving expenditure on capital account or the realization of capital assets if the amount or the aggregate amount of such expenditure or realization by Newco would exceed US$50,000 in any one year or in relation to any one project, and for the purpose of this paragraph the aggregate amount payable under any agreement for hire, hire purchase or purchase on credit sale or conditional sale terms shall be deemed to be capital expenditure incurred in the year in which such agreement is entered into;

      18.1.8      issue any unissued Shares or create or issue any new shares;

      18.1.9 alter any rights attaching to any class of share in the capital of Newco or alter the Newco Memorandum of Association and Bye-Laws;

      18.1.10 consolidate, sub-divide or convert any of Newco's share capital or in any way alter the rights attaching thereto;

      18.1.11     dispose of Newco or of any shares in Newco;

      18.1.12 enter into any partnership or profit sharing agreement with any Person other than arrangements with trade representatives and similar Persons in the ordinary course of business;

      18.1.13 do or permit or suffer to be done any act or thing whereby Newco may be wound up (whether voluntarily or compulsorily), save as otherwise expressly provided for in this Agreement;

      18.1.14 issue any debentures or other securities convertible into shares or debentures or any share warrants or any options in respect of shares in Newco;

      18.1.15 enter into any contract or transaction except in the ordinary and proper course of the Business on arm's length terms;

      18.1.16 acquire, purchase or subscribe for any shares, debentures, mortgages or securities (or any interest therein) in any company, trust or other Person;

      18.1.17     adopt any employee benefit program or incentive schemes;

      18.1.18 engage any new employee at remuneration of greater than US$60,000 per annum;

      18.1.19 pay any remuneration to the Directors by virtue of holding such office other than Directors who hold executive office;

      18.1.20 license or sub-license any of the Elan Intellectual Property, TGEN Intellectual Property, or Newco Technology;

      18.1.21 amend or vary the terms of the TGEN License Agreement or the Elan License Agreement;

      18.1.22     change the authorized signatories on Newco bank accounts;

      18.1.23     amend or vary the Business Plan or approve the Budget;

      18.1.24     alter the number of Directors;

      18.1.25 pay dividends or distributions in respect of, or redeem or repurchase, the equity of Newco;

      18.1.26 enter into joint venture agreements or any similar arrangements with any Person; or

      18.1.27 create, acquire or dispose of any Subsidiary or of any shares in any Subsidiary.

19.  DISPUTES

     19.1 Should any dispute or difference arise between Elan and TGEN, or between Elan or TGEN and Newco, during the period that this Agreement is in force, then any Party may forthwith give notice to the other Parties that it wishes such dispute or difference to be referred to the Chief Executive Officer of TGEN and the President of EPT.

     19.2 In any event of a notice being served in accordance with Clause 19.1, each of the Participants shall within 14 days of the service of such notice prepare and circulate to the Chief Executive Officer of TGEN and the President of EPT a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting that position. Each memorandum or statement shall be considered by the Chief Executive Officer of TGEN and the President of EPT who shall endeavor to resolve the dispute. If the chief executive officers of the Participants agree upon a resolution or disposition of the matter, they shall each sign a statement which sets out the terms of their agreement. The Participants agree that they shall exercise the voting rights and other powers available to them in relation to Newco to procure that the agreed terms are fully and promptly carried into effect.

     19.3 In the event the chief executive officers of the Participants are unable to resolve such dispute, then any Party may forthwith give notice to the other Parties that it wishes such dispute or difference to be referred to non-binding arbitration and conciliation by a mediator jointly selected by the Participants.

     19.4 Any dispute hereunder relating to the interpretation of this Agreement or the claim for misrepresesntation or breach of obligation that is not settled by mutual consent or through such non-binding arbitration and conciliation shall be finally adjudicated by binding arbitration in accordance with the rules of the American Arbitration Association to be conducted in the County, City and State of New York before a panel of three arbitrators, one (1) of whom shall be selected by Elan, one (1) by TGEN and the third by the two (2) previously selected arbitrators. Each of the Parties agrees that the decisions of the arbitrators shall be final and binding upon it. The costs of any arbitration shall be shared equally by TGEN and Elan.

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

20.  SUBSEQUENT FUNDING

     20.1 The Subsequent Funding shall be provided by EIS and TGEN in accordance with the Funding Agreement at such times as shall be necessary for the development of Products, as shall be reasonably determined in good faith by the Newco Board of Directors, including the EIS Director (or after the exercise of the Exchange Right by at least one of the EIS Directors) and at least two of the TGEN directors, that such Subsequent Funding is required for the development of Products, whether in accordance with the Business Plan or otherwise.

     20.2 In the event that (a) one Participant determines not to fund any amounts required to develop and commercialize a particular Product, as opposed to generally failing to fund as described under Section 20.1, above, and (b) the other Participant desires to fund such Product, the Participant so desiring to provide such funding shall have the right to cause Newco to transfer such Product to it (and to enter into any appropriate license or assignment agreements) on then-standard market terms and conditions, including as to pricing.

21.  TERMINATION

     21.1 This Agreement shall govern the operation and existence of Newco until
(i) terminated by written agreement of all Parties hereto or (ii) otherwise terminated in accordance with this Clause 21.

     21.2 For the purpose of this Clause 21, a "Relevant Event" is committed or suffered by a Participant if:

      21.2.1 it commits a material breach of its obligations under this Agreement or the applicable License, which breach remains uncured 60 days after written notice thereof; provided, however, that (x) if the breaching Participant has proposed a course of action to rectify the breach and is acting in good faith to rectify same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be rectified and (y) if there is a good faith dispute as to the existence of the breach or as to its materiality, or regarding the amount of any required payment, provided, in the case of disputes as to the amount due, that any undisputed amount is paid, the right of the non-breaching Party to terminate this Agreement shall be stayed for a reasonable period during which a good faith resolution of the dispute will be obtained, either by agreement or, failing that, through the dispute resolution provisions under Clause 19 of this Agreement;

      21.2.2 a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material part of its property which is not discharged or challenged within 30 days;

      21.2.3 it is unable to pay its debts in the normal course of business;

      21.2.4 it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Participant (such consent not to be unreasonably withheld);

      21.2.5 the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of such Participant or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland;

      21.2.6 an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed, and is not discharged within 60 days, or a Participant applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues or the assets and/or the business of a Participant are for any reason seized, confiscated or condemned.

     21.3 If either Participant commits a Relevant Event, the other Stockholder shall have in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon 30 days' written notice.

     21.4 The provisions of Clauses 1, 3, 7.1, 7.2.6, 11.1, 15, 17, 19 (but only with respect to disputes relating to this Agreement and not necessarily all disputes arising after the Term that may otherwise relate to Newco), 21.4, 22, 23 and 24 shall survive the termination of this Agreement; all other terms and provisions of this Agreement shall cease to have effect and be null and void upon the termination of this Agreement.

22.  CONFIDENTIALITY

     22.1 The Parties and/or Newco acknowledge and agree that it may be necessary, from time to time, to disclose to each other confidential and/or proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other information, relating to the Field, the Products, present or future products, the Newco Technology, the Elan

Intellectual Property or the TGEN Intellectual Property, as the case may be, or otherwise as to methods, compounds, research projects, work in process, services, sales suppliers, customers, employees and/or business of the disclosing Party, whether in oral, written, graphic or electronic form (collectively "Confidential Information").

     22.2 Any Confidential Information revealed by a Party to another Party shall be maintained as confidential and shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's rights and obligations under this Agreement, and for no other purpose. Confidential Information shall not include:

      22.2.1      information that is generally available to the public;

      22.2.2      information that is made public by the disclosing Party;

      22.2.3 information that is independently developed by the receiving Party, as evidenced by such Party's written records, without the aid, application or use of the disclosing Party's Confidential Information;

      22.2.4 information that is published or otherwise becomes part of the public domain without any disclosure by the receiving Party, or on the part of the receiving Party's directors, officers, agents, representatives or employees;

      22.2.5 information that becomes available to the receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than the disclosing Party, which source did not acquire this information on a confidential basis;

      22.2.6 information which the receiving Party is required to disclose pursuant to:

          (i) a valid order of a court or other governmental body or any political subdivision thereof or as otherwise required by law, rule or regulation; or

          (ii) other requirement of law; provided, however, that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or seek confidential treatment or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required;

           22.2.7 information which was already in the possession of the receiving Party at the time of receiving such information, as evidenced by its written records, provided such information was not previously provided to the receiving Party from a source which was under an obligation to keep such information confidential; or

           22.2.8 information that is the subject of a written permission to disclose, without restriction or limitation, by the disclosing Party.

     22.3 Each Party agrees to disclose Confidential Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of the Transaction Documents and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information. Each Party agrees that it will exercise the same degree of care and protection, but no less than a reasonable degree of care and protection, to preserve the proprietary and confidential nature of the Confidential Information disclosed by a Party, as the receiving Party would exercise to preserve its own Confidential Information. Each Party agrees that it will, upon request of another Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by such other Party. Each Party shall promptly notify the other Parties upon discovery of any unauthorized use or disclosure of the other Parties' Confidential Information.

     22.4 Notwithstanding the above, each Party may use or disclose Confidential Information disclosed to it by another Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, including without limitation those relating to securities regulations and disclosures or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or granting a permitted sub-license or otherwise exercising its rights hereunder.

     22.5 Nothing contained herein other than Clause 6 ("Non-Competition") shall obligate or restrict any Party from utilizing public, non-proprietary information which is not subject to the protection of applicable patent laws.

     22.6 The provisions relating to confidentiality in this Clause 22 shall remain in effect during the Term and for a period of seven years following the termination of this Agreement.

     22.7 The Parties agree that the obligations of this Clause 22 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law or in equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 22, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.

23.  COSTS

     23.1 Each Stockholder shall bear its own legal and other costs incurred in relation to preparing and concluding this Agreement and the other Transaction Documents.

     23.2 All other costs, legal fees, registration fees and other expenses relating to the transactions contemplated hereby, including the costs and expenses incurred in relation to the incorporation of Newco, shall be borne by Newco.

24.  GENERAL

     24.1  Good Faith:
           ----------

     Each of the Parties hereto undertakes with the others to do all things reasonably within its power that are necessary or desirable to give effect to the spirit and intent of this Agreement.

     24.2  Further Assurance:
           -----------------

     At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

     24.3  Reliance on Representation and Warranties:
           -----------------------------------------

     Each of the Parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

     24.4  Force Majeure:
           -------------

     Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay is caused by or results from causes beyond its reasonable control, including without limitation, acts of God, fires, strikes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or intervention of any relevant government authority, but any such delay or failure shall be remedied by such Party as soon as practicable.

     24.5  Relationship of the Parties:
           ---------------------------

     Nothing contained in this Agreement is intended or is to be construed to constitute Elan/EIS and TGEN as partners, or Elan/EIS as an employee or agent of TGEN, or TGEN as an employee or agent of Elan/EIS.

     No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of another Party or to bind another Party to any contract, agreement or undertaking with any third Party.

     24.6  Counterparts:
           ------------

     This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

     24.7  Notices:
           -------

     Any notice to be given under this Agreement shall be sent in writing by registered or recorded delivery post or reputable overnight courier such as Federal Express or telefaxed to:

     Elan at:

          Lincoln House, Lincoln Place, Dublin 2
          Ireland
          Attention:  Vice President & General Counsel,
          Elan Pharmaceutical Technologies,
          a division of Elan Corporation, plc
          Fax:  353-1-709-4124

     with a copy to:

          Brock Silverstein LLC
          One Citicorp Center, 56th Floor
          New York, NY 10022
          Attention:  David Robbins, Esq.
          Fax:  212-371-5500

     EIS at:

          Elan International Services, Ltd.
          102 St. James Court
          Flatts, Smiths Parish FL04
          Bermuda
          Attention:  President
          Fax:  441-292-2224

     with a copy to:

          Brock Silverstein LLC
          One Citicorp Center, 56th Floor
          New York, NY 10022
          Attention:  David Robbins, Esq.
          Fax:  212-371-5500

     TGEN at:

          Targeted Genetics Corporation
          1100 Olive Way, Suite 100
          Seattle, Washington  98101
          Attention:  Chief Executive Officer
          Telefax:  (206) 623-7064
     with a copy to:

          Perkins Coie LLP
          411-108/th/ Avenue N.E., Suite 1800
          Bellevue, Washington 98004-5584
          Attention:  Roger M. Tolbert, Esq.
          Telefax:  (425) 453-7350

     Newco at:

          Targeted Genetics Newco, Ltd.

          c/o Conyers Dill & Pearman
          Clarendon House, Church Street
          P.O. Box HM 666
          Hamilton HM CX
          Bermuda
          Attention:  David Doyle
          Fax:  44-1-292-4720

with a copy to each of TGEN, EIS and their respective counsel at the addresses indicated above;

or to such other address(es) as may from time to time be notified by any Party to the others hereunder.

     Any notice sent by mail shall be deemed to have been delivered within seven
(7) business days after dispatch or delivery to the relevant courier and any notice sent by telecopy shall be deemed to have been delivered upon confirmation of receipt by telephone. Notices of change of address shall be effective upon receipt.

     24.8  Governing Law
           -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict of law provision or rule.

     24.9  Severability:
           ------------

     If any provision in this Agreement or of any Transaction Document is agreed by the Parties to be, deemed to be or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

     24.10  Amendments:
            ----------

     No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of all Parties.

     24.11  Waiver:
            ------

     No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

     24.12  Assignment:
            ----------

     None of the Parties shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other Parties except as follows:

            24.12.1 Elan, EIS and/or TGEN shall have the right to assign their rights and obligations hereunder to their Affiliates, provided, however, that such assignment does not result in adverse tax consequences for any other Parties.

            24.12.2 Elan and EIS shall have the right to assign their rights and obligations hereunder to an off-balance sheet special purpose entity established by Elan or EIS; provided, however, that such assignment does not result in adverse tax consequences for any other Parties.

            24.12.3 Elan, EIS and/or TGEN shall have the right to assign or otherwise transfer their rights and obligations hereunder in connection with a sale of all or substantially all of the business of such Party to which the transaction Documents relate, whether by merger, sale of stock, sale of assets or otherwise.

     Notwithstanding any assignment hereof, each Party will remain fully liable hereunder.

     24.13  Whole Agreement/No Effect on Other Agreements:
            ---------------------------------------------

     This Agreement (including the Schedules attached hereto) and the other Transaction Documents set forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement and the other Transaction Documents.

     In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Newco Memorandum of Association and Bye-Laws, the terms of this Agreement shall prevail.

     No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between any of the Parties unless specifically referred to, and solely to the extent provided herein. In the event of a conflict between the provisions of this Agreement and the provisions of the License Agreements, the terms of this Agreement shall prevail unless this Agreement or the License Agreement specifically provides otherwise.

     24.14  Successors:
            ----------

     This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

                           [Signature Page Follows]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day first set forth above.

                                           SIGNED

                                           BY: /s/ Kevin Insley
                                              -----------------------

                                           for and on behalf of

                                           ELAN CORPORATION, PLC

in the presence of: /s/ [illegible]
                   -----------------

                                           SIGNED

                                           BY: /s/ Kevin Insley
                                              -----------------------

                                           for and on behalf of

                                           ELAN INTERNATIONAL SERVICES, LTD.

in the presence of: /s/ [illegible]
                   -----------------


                                           SIGNED

                                           BY: /s/ Stewart Parker
                                              -----------------------

                                           for and on behalf of

                                           TARGETED GENETICS CORPORATION

in the presence of: /s/ Jim Johnson
                   -----------------


                                           SIGNED

                                           BY: /s/ Stewart Parker
                                              -----------------------

                                           for and on behalf of

                                           TARGETED GENETICS NEWCO, LTD.

in the presence of: /s/ Jim Johnson
                   -----------------